EXHIBIT 16.1

April 19, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

We have read Item 4.01(a) of Form 8-K dated April 19, 2006, of IVAX Diagnostics, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP